Exhibit 10.4

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

ALPHA TEKNOVA, INC.

STOCK OPTION AGREEMENT

Alpha Teknova, Inc. has granted to the Participant named in the Notice of Grant of Stock Option (the “Grant Notice”) to which this Stock Option Agreement (the “Agreement”) is attached an option (the “Option”) to purchase shares of Stock upon the terms and conditions set forth in the Grant Notice and this Agreement. The Option has been granted pursuant to, and is in all respects subject to the terms and conditions of, the Alpha Teknova, Inc. 2020 Equity Incentive Plan (the “Plan”). Unless otherwise defined by this Agreement, capitalized terms have the meanings assigned by the Grant Notice or the Plan.

1.	TAX MATTERS.

1.1    Tax Status of Option. This Option is intended to have the tax status designated in the Grant Notice.

(a)    Incentive Stock Option. If the Grant Notice so designates, this Option is intended to be an Incentive Stock Option within the meaning of Section 422(b) of the Code, but the Company does not represent or warrant that this Option qualifies as such. The Participant should consult with the Participant’s own tax advisor regarding the tax effects of this Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including holding period requirements. If the Option is exercised more than three (3) months after the date on which the Participant ceases to be an Employee (other than by reason of the Participant’s death or permanent and total disability as defined in Section 22(e)(3) of the Code), the Option will be treated as a Nonstatutory Stock Option and not as an Incentive Stock Option to the extent required by Section 422 of the Code.

(b)    Nonstatutory Stock Option. If the Grant Notice so designates, this Option is intended to be a Nonstatutory Stock Option and will not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.

1.2    ISO Fair Market Value Limitation. If the Grant Notice designates this Option as an Incentive Stock Option, then to the extent that the Option (together with all Incentive Stock Options granted to the Participant under all stock option plans of the Participating Company Group, including the Plan) becomes exercisable for the first time during any calendar year for shares having a Fair Market Value greater than $100,000, the portion that exceeds such amount will be treated as a Nonstatutory Stock Option. For purposes of this Section, options designated as Incentive Stock Options are taken into account in the order in which they were granted, and the Fair Market Value of stock is determined as of the time the option is granted. If the Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant will be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion must be issued upon the exercise of the Option.

2.	ADMINISTRATION.

All questions of interpretation concerning the Grant Notice, this Agreement, the Plan or any other form of agreement or other document employed by the Company in the administration of the Plan or the Option are determined by the Board or its authorized designee as set forth in Section 3 of the Plan.

3.	EXERCISE OF THE OPTION.

3.1    Right to Exercise. The Option is exercisable on and after the Initial Vesting Date and before the Option terminates (as provided in Section 5) in an amount not to exceed the number of Vested Shares, less the number of shares previously acquired upon exercise of the Option, subject to the Company’s repurchase rights set forth in Section 11 and Section 12. In no event is the Option exercisable for more shares than the Number of Option Shares, as adjusted pursuant to Section 8.

3.2    Method of Exercise. The Option must be exercised by means of electronic or written notice (the “Exercise Notice”) in a form authorized by the Company. To be valid, an Exercise Notice must be received by the Company before the Option terminates (as provided in Section 5). The Exercise Notice must be accompanied by payment of the aggregate Exercise Price for the shares of Stock purchased, together with payment of any applicable tax withholding. The Option will be deemed exercised upon receipt by the Company of such electronic or written Exercise Notice, the aggregate Exercise Price and any applicable tax withholding.

3.3    Payment of Exercise Price.

(a)    Forms of Consideration Authorized. Payment of the aggregate Exercise Price for the number of shares of Stock for which the Option is being exercised may be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Company and subject to the limitations contained in Section 3.3(b), by means of (1) a Stock Tender Exercise, (2) a Cashless Exercise, (3) a Net-Exercise; (4) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law; or (iii) by any combination of the foregoing.

(b)    Limitations on Forms of Consideration. The Company reserves, at any and all times, the right, in the Company’s sole discretion, to establish, decline to approve or terminate any program or procedure providing for payment of the Exercise Price through any of the means described below, including with respect to the Participant notwithstanding that such program or procedures may be available to others.

(i)    Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed Exercise Notice accompanied by (1) the Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock having a Fair Market Value that does not exceed the aggregate Exercise Price for the shares for which the Option is exercised, and (2) the Participant’s payment to the Company in cash of the remaining balance of the aggregate Exercise Price. A Stock Tender Exercise is not permitted if it would violate any law or agreement restricting redemption of the Company’s stock. If required by the Company, the Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii)    Cashless Exercise. A Cashless Exercise is permitted only if the class of shares subject to the Option is publicly traded in an established securities market. A “Cashless Exercise” means the delivery of a properly executed Exercise Notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to shares of Stock acquired upon the exercise of the Option in an amount not less than the aggregate Exercise Price for such shares (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System).

(iii)    Net-Exercise. A “Net-Exercise” means the delivery of a properly executed Exercise Notice electing a procedure by which (1) the Company will reduce the number of shares otherwise issuable to the Participant upon the exercise of the Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate Exercise Price for the shares for which the Option is exercised, and (2) the Participant must pay to the Company in cash the remaining balance of the aggregate Exercise Price. Following a Net- Exercise, the number of shares remaining subject to the Option, if any, will be reduced by the sum of (1) the net number of shares issued to the Participant upon such exercise, and (2) the number of shares deducted by the Company for payment of the aggregate Exercise Price.

3.4    Tax Withholding.

(a)    In General. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by a Participating Company, the Participant authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax (including social insurance) withholding obligations of the Participating Company Group, if any, which arise in connection with the Option. The Company has no obligation to deliver shares of Stock until the tax withholding obligations of the Participating Company Group have been satisfied by the Participant.

(b)    Withholding in or Directed Sale of Shares. The Company has the right, but not the obligation, to require the Participant to satisfy all or any portion of a Participating Company’s tax withholding obligations upon exercise of the Option by deducting from the shares of Stock otherwise issuable to the Participant a number of whole shares having a fair market value, as determined by the Company as of the date of exercise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates. The Company may require the Participant to direct a broker, upon the exercise of the Option, to sell a portion of the shares subject to the Option determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to the Company in cash.

(c)    Section 83(i) Election Not Permitted. The Company will not establish an escrow arrangement in accordance with Section 83(i)(3)(A)(ii) of the Code intended to satisfy the income tax withholding requirements with respect to qualified stock. Accordingly, the Participant will not be permitted to make an election under Section 83(i) of the Code with respect to any shares of Stock acquired upon the exercise of the Option.

3.5    Beneficial Ownership of Shares; Certificate Registration. The Participant authorizes the Company, in its sole discretion, to deposit any or all shares acquired by the Participant pursuant to the exercise of the Option with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form, or to deposit such shares for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice. Except as provided by the preceding sentence, a certificate for the shares for which the Option is exercised will be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

3.6    Restrictions on Grant of the Option and Issuance of Shares. Grant of the Option and issuance of shares of Stock upon exercise of the Option are subject to compliance with all applicable requirements of federal, state or foreign law. The Option may not be exercised if the issuance of shares of Stock upon exercise would violate any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock is listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act is in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE PARTICIPANT IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE PARTICIPANT MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. Inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option will relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority has not been obtained. As a condition to the exercise of the Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

3.7    Stockholders Agreement. The Participant (and, if applicable, his or her heirs) will be required, at the time of exercising the Option and as a condition to such exercise, to sign and deliver an adoption agreement or counterpart signature page to, and be bound by, each Stockholders Agreement then in effect that the Company requires a holder of common stock of the Company to sign and any other agreement that the Company requires a holder of common stock of the Company to sign (to the extent such agreements exist and such Participant is not already a party to such agreements), in form and substance satisfactory to the Company. The Participant (and, if applicable, his or her heirs) acknowledges that a Stockholders Agreement or any such other agreement may restrict transfers of common stock of the Company. The obligation set forth in this Section will remain in effect with respect to any Stockholders Agreement until such Stockholders Agreement is terminated. In addition, to the extent any such Stockholders Agreement is amended, modified or otherwise replaced by a similar agreement, the obligation set forth herein will also apply to the modified, amended and/or replacement agreement.

3.8    Fractional Shares. The Company will not be required to issue fractional shares upon the exercise of the Option.

4.	NONTRANSFERABILITY OF THE OPTION.

During the lifetime of the Participant, the Option is exercisable only by the Participant or the Participant’s guardian or legal representative. The Option will not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Following the death of the Participant, the Option, to the extent provided in Section 6, may be exercised by the Participant’s legal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

5.	TERMINATION OF THE OPTION.

The Option will terminate and may no longer be exercised after the first to occur of (a) the close of business on the Option Expiration Date, (b) the close of business on the last date for exercising the Option following termination of the Participant’s Service as described in Section 6, or (c) a Change in Control to the extent provided in Section 7.

6.	EFFECT OF TERMINATION OF SERVICE.

6.1    Option Exercisability. The Option will terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and will be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period as determined below and thereafter will terminate.

(a)    Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b)    Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service will be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service.

(c)    Termination for Cause. Notwithstanding any other provision of this Agreement, if the Participant’s Service is terminated for Cause, the Option will terminate in its entirety and cease to be exercisable immediately upon such termination of Service.

(d)    Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for Vested Shares by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

6.2    Extension if Exercise Prevented by Law. Notwithstanding the foregoing other than termination of the Participant’s Service for Cause, if the exercise of the Option within the applicable time periods set forth in Section 6.1 is prevented by the provisions of Section 3.6, the Option will remain exercisable until the later of (a) thirty (30) days after the first date such exercise would no longer be prevented by such provisions or (b) the end of the applicable time period under Section 6.1, but in any event no later than the Option Expiration Date.

7.	EFFECT OF CHANGE IN CONTROL.

7.1    Notwithstanding any other provision contained in this Agreement or the Notice of Grant, the total Number of Option Shares will become Vested Shares immediately prior to, but conditioned upon, the occurrence of either (i) the consummation of a Change in Control (as defined in the Plan) in which the Acquiror (as defined in the Plan) elects not to assume or continue in full force and effect the Company’s rights and obligations under all of the Option or substitute for all of the Option in connection with the Change in Control a substantially equivalent award with respect to the Acquiror’s stock, provided that your Service has not terminated prior to the date of the Change in Control, or (ii) the cessation of your Service as a result of a Change in Control Termination (as defined below) where, in connection with such Change in Control, the Acquiror has so assumed, continued or substituted for all of the Option; provided in the case of clause (ii) that you (a) promptly return all material Company property in your possession following your termination, (b) execute (and do not revoke) a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in the form provided by the Company, and such release has become effective no later than the 30th day after your termination or, if later, the deadline date required by applicable law, and (c) you have continuously complied in all material respects with your Employee Proprietary Information and Inventions Agreement.

7.2    “Change in Control Termination” means a Qualifying Termination within twelve (12) months after the consummation of a Change in Control.

7.3    “Qualifying Termination” means (i) the Company terminates your employment without Cause (as defined in the Plan) or (ii) you resign as a result of a material reduction in your base salary or bonus potential; provided, however, that you must notify the Company within thirty (30) days of the occurrence of such material reduction in your base salary or bonus potential and provide the Company with at least thirty (30) days in which to cure such reduction, and if you fail to provide this notice and cure period prior to your resignation, or you resign more than sixty (60) days after the initial reduction, your resignation will not be deemed to be a “Qualifying Termination”.

7.4    Notwithstanding any provision herein to the contrary, a Change in Control Termination will not include any termination of the Participant’s Service with the Company (or its successor) that is a result of the Participant’s death or Disability (as defined in the Plan).

8.	ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

The shares of Stock and exercise price of the Option are subject to the adjustment as provided by Section 4.3 of the Plan.

9.	RIGHTS AS A STOCKHOLDER.

9.1    In General. The Participant will have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of the shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date the shares are issued, except as provided in Section 8 hereof.

9.2    Waiver of Inspection Rights. The Participant acknowledges and understands that, but for the waiver made herein, the Participant would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purposes, and to make copies and extracts from, the Company’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of the Company, if any, under the circumstances and in the manner provided in Section 220 of the Delaware General Corporation Law, Section 1601 of the California Corporations Code and similar rights under other applicable law (any and all such rights, and any and all such other rights of the Participant as may be provided for in Section 220 of the Delaware General Corporation Law, Section 1601 of the California Corporations Code and similar rights under other applicable law, the “Inspection Rights”). In light of the foregoing, until the first sale of Stock to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act, the Participant hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercisable or pursued directly or indirectly pursuant to Section 220 of the Delaware General Corporation Law, Section 1601 of the California Corporations Code or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing waiver applies to the Inspection Rights of the Participant in the Participant’s capacity as a stockholder and will not affect any rights of a director, in his or her capacity as such, under Section 220 of the Delaware General Corporation Law Section 1601 of the California Corporations Code. The foregoing waiver will not apply to any contractual inspection rights of the Participant under any written agreement with the Company.

10.	RIGHTS AS A DIRECTOR, EMPLOYEE OR CONSULTANT.

If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement confers upon the Participant any right to continue in the Service of a Participating Company or interferes in any way with any right of the Participating Company Group to terminate the Participant’s Service as a Director, an Employee or Consultant, as the case may be, at any time.

11.	RIGHT OF FIRST REFUSAL.

11.1    Grant of Right of First Refusal. Except as provided in Section 11.7 and Section 17, in the event the Participant, the Participant’s legal representative, or other holder of shares acquired upon exercise of the Option proposes to sell, exchange, transfer, pledge, or otherwise dispose of any Vested Shares (the “Transfer Shares”) to any person or entity, including, without limitation, any stockholder of a Participating Company, the Company will have the right to repurchase the Transfer Shares under the terms and subject to the conditions set forth in this Section 11 (the “Right of First Refusal”).

11.2    Notice of Proposed Transfer. Prior to any proposed transfer of the Transfer Shares, the Participant must deliver written notice (the “Transfer Notice”) to the Company describing fully the proposed transfer, including the number of Transfer Shares, the name and address of the proposed transferee (the “Proposed Transferee”) and, if the transfer is voluntary, the proposed transfer price, and containing information necessary to show the bona fide nature of the proposed transfer. In the event of a bona fide gift or involuntary transfer, the proposed transfer price will be deemed to be the Fair Market Value of the Transfer Shares, as determined by the Board in good faith. If the Participant proposes to transfer any Transfer Shares to more than one Proposed Transferee, the Participant must provide a separate Transfer Notice for the proposed transfer to each Proposed Transferee. The Transfer Notice must be signed by both the Participant and the Proposed Transferee and must constitute a binding commitment of the Participant and the Proposed Transferee for the transfer of the Transfer Shares to the Proposed Transferee subject only to the Right of First Refusal.

11.3    Bona Fide Transfer. If the Company determines that the information provided by the Participant in the Transfer Notice is insufficient to establish the bona fide nature of a proposed voluntary transfer, the Company will give the Participant written notice of the Participant’s failure to comply with the procedure described in this Section 11, and the Participant will have no right to transfer the Transfer Shares without first complying with the procedure described in this Section 11. The Participant will not be permitted to transfer the Transfer Shares if the proposed transfer is not bona fide.

11.4    Exercise of Right of First Refusal. If the Company determines the proposed transfer to be bona fide, the Company will have the right to purchase all, but not less than all, of the Transfer Shares (except as the Company and the Participant otherwise agree) at the purchase price and on the terms set forth in the Transfer Notice by delivery to the Participant of a notice of exercise of the Right of First Refusal within thirty (30) days after the date the Transfer Notice is delivered to the Company. The Company’s exercise or failure to exercise the Right of First Refusal with respect to any proposed transfer described in a Transfer Notice will not affect the Company’s right to exercise the Right of First Refusal with respect to any proposed transfer described in any other Transfer Notice, whether or not such other Transfer Notice is issued by the Participant or issued by a person other than the Participant with respect to a proposed transfer to the same Proposed Transferee. If the Company exercises the Right of First Refusal, the Company and the Participant will consummate the sale of the Transfer Shares to the Company on the terms set forth in the Transfer Notice within sixty (60) days after the date the Transfer Notice is delivered to the Company (unless a longer period is offered by the Proposed Transferee); provided, however, that in the event the Transfer Notice provides for the payment for the Transfer Shares other than in cash, the Company will have the option of paying for the Transfer Shares by the present value cash equivalent of the consideration described in the Transfer Notice as reasonably determined by the Company. For purposes of the foregoing, cancellation of any indebtedness of the Participant to any Participating Company will be treated as payment to the Participant in cash to the extent of the unpaid principal and any accrued interest canceled. Notwithstanding anything contained in this Section to the contrary, the period during which the Company may exercise the Right of First Refusal and consummate the purchase of the Transfer Shares from the Participant will terminate no sooner than the completion of a period of eight (8) months following the date on which the Participant acquired the Transfer Shares upon exercise of the Option.

11.5    Failure to Exercise Right of First Refusal. If the Company fails to exercise the Right of First Refusal in full (or to such lesser extent as the Company and the Participant agree) within the period specified in Section 11.4 above, the Participant may conclude a transfer to the Proposed Transferee of the Transfer Shares on the terms and conditions described in the Transfer Notice, provided such transfer occurs not later than ninety (90) days following delivery to the Company of the Transfer Notice or, if applicable, following the end of the period described in the last sentence of Section 11.4. The Company will have the right to demand further assurances from the Participant and the Proposed Transferee (in a form satisfactory to the Company) that the transfer of the Transfer Shares was actually carried out on the terms and conditions described in the Transfer Notice. No Transfer Shares will be transferred on the books of the Company until the Company has received such assurances, if so demanded, and has approved the proposed transfer as bona fide. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Participant, will again be subject to the Right of First Refusal and will require compliance by the Participant with the procedure described in this Section 11.

11.6    Transferees of Transfer Shares. All transferees of the Transfer Shares or any interest therein, other than the Company, will be required as a condition of such transfer to agree in writing (in a form satisfactory to the Company) that such transferee will receive and hold the Transfer Shares or interest therein subject to all of the terms and conditions of this Agreement, including this Section 11 providing for the Right of First Refusal with respect to any subsequent transfer and executing the documents specified in Section 3.7. Any sale or transfer of any shares acquired upon exercise of the Option will be void unless the provisions of this Section 11 are met.

11.7    Transfers Not Subject to Right of First Refusal. The Right of First Refusal will not apply to shares acquired upon exercise of the Option if (a) such shares are transferred during the Participant’s lifetime or on the Participant’s death by will or intestacy to the Participant’s immediate family or a trust for the benefit of the Participant’s immediate family in a manner permitted under Rule 701 under the Securities Act or (b) such shares are transferred or exchanged in connection with an Ownership Change Event. Shares held by a transferee pursuant to clause (a) of this Section and any consideration received pursuant to a transfer or exchange pursuant to clause (b) of this Section that consists of stock of a Participating Company will in each such case remain subject to the Right of First Refusal unless the provisions of Section 11.9 result in a termination of the Right of First Refusal.

11.8    Assignment of Right of First Refusal. The Company has the right to assign the Right of First Refusal at any time, whether or not there has been an attempted transfer, to one or more persons as may be selected by the Company.

11.9    Early Termination of Right of First Refusal. The other provisions of this Agreement notwithstanding, the Right of First Refusal will terminate and be of no further force and effect upon (a) the occurrence of a Change in Control, unless the Acquiror assumes the Company’s rights and obligations under the Option or substitutes a substantially equivalent option for the Acquiror’s stock for the Option, or (b) the existence of a public market for the class of shares subject to the Right of First Refusal. A “public market” will exist if (i) such stock is listed on a national securities exchange (as that term is used in the Exchange Act) or (ii) such stock is traded on the over-the-counter market and prices therefor are published daily on business days in a recognized financial journal.

12.	VESTED SHARE REPURCHASE OPTION.

12.1    Grant of Vested Share Repurchase Option. Except as provided in Section 12.4 below, upon the occurrence of any Repurchase Event, as defined below, the Company will have the right to repurchase the shares acquired by the Participant pursuant to the Option (the “Repurchase Shares”) under the terms and subject to the conditions set forth in this Section 12 (the “Vested Share Repurchase Option”). Each of the following events constitutes a “Repurchase Event”:

(a)    Termination of the Participant’s Service for any reason or no reason, with or without cause, including death or Disability. The Repurchase Period, as defined below, will commence on the date of termination of the Participant’s Service.

(b)    The Participant, the Participant’s legal representative, or other holder of shares acquired upon exercise of the Option attempts to sell, exchange, transfer, pledge, or otherwise dispose of any Repurchase Shares without complying with the provisions of Section 11. The Repurchase Period, as defined below, will commence on the date the Company receives actual notice of such attempted sale, exchange, transfer, pledge or other disposition.

(c)    The receivership, bankruptcy or other creditor’s proceeding regarding the Participant or the taking of any of the Participant’s shares of Stock by legal process, such as a levy of execution. The Repurchase Period, as defined below, will commence on the date the Company receives actual notice of the commencement of pendency of the receivership, bankruptcy or other creditor’s proceeding or the date of such taking, as the case may be. The Fair Market Value of the Repurchase Shares will be determined as of the last day of the month preceding the month in which the proceeding involved commenced or the taking occurred.

12.2    Exercise of Vested Share Repurchase Option. The Company may exercise the Vested Share Repurchase Option by written notice to the Participant, the Participant’s legal representative, or other holder of the Repurchase Shares, as the case may be, during the Repurchase Period. The “Repurchase Period” will be the period commencing at the time set forth in Section 12.1 above and ending on the later of (a) the date ninety (90) days after the commencement of the Repurchase Period or (b) the date nine (9) months after the Option is last exercised. If the Company fails to give notice during the Repurchase Period, the Vested Share Repurchase Option will terminate (unless the Company and the Participant have extended the time for the exercise of the Vested Share Repurchase Option) unless and until there is a subsequent Repurchase Event. Notwithstanding a termination of the Vested Share Repurchase Option, the remaining provisions of this Agreement will remain in full force and effect, including, without limitation, the Right of First Refusal set forth in Section 11. If there is a subsequent Repurchase Event, the Vested Share Repurchase Option will again become exercisable as provided in this Section 12. The Vested Share Repurchase Option must be exercised, if at all, for all of the Repurchase Shares, except as the Company and the Participant otherwise agree.

12.3    Payment for Repurchase Shares. The repurchase price per share being repurchased by the Company pursuant to the Vested Share Repurchase Option will be an amount equal to the Fair Market Value of the shares determined as of the date of the Repurchase Event (except as otherwise provided in Section 12.1(c) above) by the Board in good faith. Payment by the Company to the Participant will be made in cash on or before the last day of the Repurchase Period. For purposes of the foregoing, cancellation of any indebtedness of the Participant to the Company will be treated as payment to the Participant in cash to the extent of the unpaid principal and any accrued interest canceled.

12.4    Transfers Not Subject to Vested Share Repurchase Option. The Vested Share Repurchase Option will not apply to any transfer or exchange of shares acquired upon exercise of the Option if such transfer or exchange is in connection with an Ownership Change Event. If the consideration received pursuant to such transfer or exchange consists of stock of a Participating Company, such consideration will remain subject to the Vested Share Repurchase Option unless the provisions of Section 12.6 below result in a termination of the Vested Share Repurchase Option. Furthermore, the Vested Share Repurchase Option will not apply to a transfer to the Participant’s ancestors, descendants, or spouse or to a custodian or trustee solely for the benefit of the Participant or the Participant’s ancestors, descendants, or spouse; provided, however, that such transferee agrees in writing (in a form satisfactory to the Company) to receive and hold the shares transferred to the transferee subject to all the terms and conditions of this Agreement, including this Section 12 providing for a Vested Share Repurchase Option with respect to any subsequent transfer.

12.5    Assignment of Vested Share Repurchase Option. The Company will have the right to assign the Vested Share Repurchase Option at any time, whether or not such option is then exercisable, to one or more persons as may be selected by the Company.

12.6    Early Termination of Vested Share Repurchase Option. The other provisions of this Agreement notwithstanding, the Vested Share Repurchase Option will terminate and be of no further force and effect upon (a) the occurrence of a Change in Control, unless the Acquiring Corporation assumes or continues the Company’s rights and obligations under the Option or substitutes a substantially equivalent option for the Acquiring Corporation’s stock for the Option, or (b) the existence of a public market, as defined in Section 11.9, for the class of shares subject to the Vested Share Repurchase Option.

13.	STOCK DISTRIBUTIONS SUBJECT TO AGREEMENT.

If, from time to time, there is any stock dividend, stock split or other change, as described in Section 8, in the character or amount of any of the outstanding stock of the corporation the stock of which is subject to the provisions of this Agreement, then in such event any and all new, substituted or additional securities to which the Participant is entitled by reason of the Participant’s ownership of the shares acquired upon exercise of the Option will be immediately subject to the Right of First Refusal and the Vested Share Repurchase Option with the same force and effect as the shares subject to the Right of First Refusal or the Vested Share Repurchase Option immediately before such event.

14.	NOTICE OF SALES UPON DISQUALIFYING DISPOSITION.

The Participant must dispose of the shares acquired pursuant to the Option only in accordance with the provisions of this Agreement. In addition, if the Grant Notice designates this Option as an Incentive Stock Option, the Participant must (a) promptly notify the Chief Financial Officer of the Company if the Participant disposes of any of the shares acquired pursuant to the Option within one (1) year after the date the Participant exercises all or part of the Option or within two (2) years after the Date of Grant and (b) provide the Company with a description of the circumstances of such disposition. Until such time as the Participant disposes of such shares in a manner consistent with the provisions of this Agreement, unless otherwise expressly authorized by the Company, the Participant must hold all shares acquired pursuant to the Option in the Participant’s name (and not in the name of any nominee) for the one-year period immediately after the exercise of the Option and the two-year period immediately after Date of Grant. At any time during the one-year or two-year periods set forth above, the Company may place a legend on any certificate representing shares acquired pursuant to the Option requesting the transfer agent for the Company’s stock to notify the Company of any such transfers. The obligation of the Participant to notify the Company of any such transfer will continue notwithstanding that a legend has been placed on the certificate pursuant to the preceding sentence.

15.	LEGENDS.

The Company may at any time place legends referencing the Right of First Refusal, the Vested Share Repurchase Option and any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock subject to the provisions of this Agreement. The Participant must, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include, but are not be limited to, the following:

15.1    “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR RULE 701 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

15.2    “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND REPURCHASE OPTIONS IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.”

15.3    “THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON EXERCISE OF AN INCENTIVE STOCK OPTION AS DEFINED IN SECTION 422 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“ISO”). IN ORDER TO OBTAIN THE PREFERENTIAL TAX TREATMENT AFFORDED TO ISOs, THE SHARES SHOULD NOT BE TRANSFERRED WITHIN ONE (1) YEAR AFTER THE DATE THE PARTICIPANT EXERCISES ALL OR PART OF THE OPTION NOR WITHIN TWO (2) YEARS AFTER THE DATE OF GRANT. SHOULD THE REGISTERED HOLDER ELECT TO TRANSFER ANY OF THE SHARES PRIOR TO THIS DATE AND FOREGO ISO TAX TREATMENT, THE TRANSFER AGENT FOR THE SHARES MUST NOTIFY THE CORPORATION IMMEDIATELY. THE REGISTERED HOLDER MUST HOLD ALL SHARES PURCHASED UNDER THE INCENTIVE STOCK OPTION IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE) PRIOR TO THIS DATE OR UNTIL TRANSFERRED AS DESCRIBED ABOVE.”

16.	LOCK-UP AGREEMENT.

The Participant hereby agrees that in the event of any underwritten public offering of stock, including an initial public offering of stock, made by the Company pursuant to an effective registration statement filed under the Securities Act, the Participant may not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of stock of the Company or any rights to acquire stock of the Company for such period of time from and after the effective date of such registration statement as may be established by the underwriter for such public offering; provided, however, that such period of time may not exceed one hundred eighty (180) days from the effective date of the registration statement to be filed in connection with such public offering or, upon the request of the Company or the underwriter, such longer period as necessary to permit compliance with FINRA Rule 2241 or any successor provisions or amendments thereto. The foregoing limitation will not apply to shares registered in the public offering under the Securities Act. The Participant hereby agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within a reasonable timeframe if so requested by the Company.

17.	RESTRICTIONS ON TRANSFER OF SHARES.

At any time prior to the existence of a public market for the Stock, the Board may prohibit the Participant and any transferee of such Participant from selling, transferring, assigning, pledging or otherwise disposing of or encumbering any shares acquired pursuant to the Option (each, a “Transfer”) without the prior written consent of the Board. The Board may withhold consent for any reason, including, without limitation, (i) if such Transfer increases the risk of the Company having a class of security held of record by such number of persons as would require the Company to register any class of securities under the Exchange Act; (ii) if such Transfer would result in the loss of any federal or state securities law exemption relied upon by the Company in connection with the initial issuance of such shares or the issuance of any other securities; (iii) if such Transfer is facilitated in any manner by any public posting, message board, trading portal, Internet site, or similar method of communication, including without limitation any trading portal or Internet site intended to facilitate secondary transfers of securities; (iv) if such Transfer is to be effected in a brokered transaction; (v) if such Transfer would be of less than all of the shares of Stock then held by the stockholder and its affiliates or is to be made to more than a single transferee; or (vi) any Transfer to any individual or entity identified by the Company as a potential competitor or considered by the Company to be unfriendly. No shares acquired upon exercise of the Option may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of the Participant), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law in any manner which violates any of the provisions of this Agreement, and any such attempted disposition will be void. The Company will not be required (a) to transfer on its books any shares which will have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares will have been so transferred.

18.	MISCELLANEOUS PROVISIONS.

18.1    Captions. Captions and titles contained herein are for convenience only and do not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular includes the plural and the plural includes the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

18.2    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

18.3    Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

18.4    Delivery of Documents and Notices. Any document relating to participation in the Plan, or any notice required or permitted hereunder will be given in writing and will be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)    Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice and Exercise Notice called for by Section 3.2 to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)    Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 18.4(a) of this Agreement and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice and Exercise Notice, as described in Section 18.4(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 18.4(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 18.4(a).

18.5    Entire Agreement. The Grant Notice, this Agreement and the Plan constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersede any prior or contemporaneous agreements, understandings, restrictions, representations or warranties among the Participant and the Participating Company Group with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest (other than as permitted by the Plan) except by means of a writing signed by the Company and Participant. To the extent contemplated herein or therein, the provisions of the Grant Notice, the Agreement and the Plan will survive any exercise of the Option and will remain in full force and effect.

18.6    Applicable Law. This Agreement will be governed by the laws of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware.

18.7    Counterparts. The Grant Notice may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

☐ Incentive Stock Option	Participant:
☐ Nonstatutory Stock Option	Date:

STOCK OPTION EXERCISE NOTICE

Alpha Teknova, Inc.

Attention: Chief Financial Officer

Ladies and Gentlemen:

1.    Option. I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of Alpha Teknova, Inc. (the “Company”) pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”), my Notice of Grant of Stock Option (the “Grant Notice”) and my Stock Option Agreement (the “Agreement”) as follows:

Date of Grant:

Number of Option Shares:

Exercise Price per Share:	$

2.    Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares, all of which are Vested Shares, in accordance with the Grant Notice and the Agreement:

Total Shares Purchased:

Total Exercise Price (Total Shares X Price per Share)	$

3.    Payments. I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Agreement:

☐ Cash:	$

☐ Check:	$

☐ Stock Tender Exercise:	Contact Plan Administrator

☐ Cashless Exercise:	Contact Plan Administrator

☐ Net Exercise:	Contact Plan Administrator

4.    Tax Withholding. I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with the Option. If I am exercising a Nonstatutory Stock Option, I enclose payment in full of my withholding taxes, if any, as follows:

(Contact Plan Administrator for amount of tax due.)

☐ Cash:	$

☐ Check:	$

5.    Participant Information.

My address is:

My Social Security Number is:

6.    Notice of Disqualifying Disposition. If the Option is an Incentive Stock Option, I agree that I will promptly notify the Chief Financial Officer of the Company if I transfer any of the Shares within one (1) year from the date I exercise all or part of the Option or within two (2) years of the Date of Grant.

7.    Binding Effect. I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Grant Notice, the Agreement, including the Right of First Refusal and Vested Share Repurchase Option set forth therein and the Plan, to all of which I hereby expressly assent. This Agreement will inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

8.    Transfer. I understand and acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that consequently the Shares must be held indefinitely unless they are subsequently registered under the Securities Act, an exemption from such registration is available, or they are sold in accordance with Rule 144 or Rule 701 under the Securities Act. I further understand and acknowledge that the Company is under no obligation to register the Shares. I understand that the certificate or certificates evidencing the Shares will be imprinted with legends which prohibit the transfer of the Shares unless they are registered or such registration is not required in the opinion of legal counsel satisfactory to the Company.

I am aware that Rule 144 under the Securities Act, which permits limited public resale of securities acquired in a nonpublic offering, is not currently available with respect to the Shares and, in any event, is available only if certain conditions are satisfied. I understand that any sale of the Shares that might be made in reliance upon Rule 144 may only be made in limited amounts in accordance with the terms and conditions of such rule and that a copy of Rule 144 will be delivered to me upon request.

I understand that I am purchasing the Shares pursuant to the terms of the Plan, the Grant Notice and my Agreement, copies of which I have received and carefully read and understand.

Very truly yours,

(Signature)

Receipt of the above is hereby acknowledged.

Alpha Teknova, Inc.

By:
Title:
Dated: